Exhibit 10.6.2

SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Second Amendment”) is entered into effective as of March 22, 2007, by and between NEWGISTICS, INC., a Delaware corporation (‘Tenant”), and BEHRINGER HARVARD TERRACE LP, a Texas limited partnership (“Landlord”).

RECITALS

A. Desta Two Partnership, Ltd., as landlord, and Tenant entered into that certain Lease Agreement with an effective date of April 1, 2003 (as amended by that certain First Amendment to Lease Agreement, dated November 7, 2005, the “Lease”). Desta Two Partnership, Ltd. assigned all of its interest under the Lease to Landlord. The Lease covers the Leased Premises, which is approximately 18,963 rentable square feet (as more particularly described in the Lease, the “Premises”) known as Suite 300 of the building known as Terrace II, 2700 Via Fortuna, Austin, Texas 78746 (the “Building”).

B. Landlord and Tenant desire to extend the Lease Term and otherwise amend the Lease as set forth in this Second Amendment.

Accordingly, for good and valuable consideration, which the parties acknowledge receiving, Landlord and Tenant agree as follows:

AGREEMENT

1. Recitals. The Recitals are hereby incorporated into this Second Amendment.

2. Application of Lease Terms. Capitalized terms used in this Second Amendment and not defined herein shall have the meanings ascribed to them in the Lease.

3. Extension of Lease Term. The Lease, including without limitation Section 2.01 of the Lease, is hereby amended such that the Lease Term is extended from April 30, 2007 until 11:59 p.m. Central Time on April 30, 2012, unless sooner terminated or extended by written agreement of the parties (the “Second Extended Term”). Tenant shall have no option or right to extend or renew the Lease Term beyond the above expiration date, except as set forth on Exhibit A attached hereto, and any provision of the Lease to the contrary is hereby deleted.

4. Base Rent during Second Extended Term. From the date of this Second Amendment through April 30, 2007, Tenant shall continue to pay Base Rent, Additional Rent, and any other amounts due under the terms of the Lease in connection with the Premises, pursuant to the Rent provisions of the Lease as it existed prior to the effective date of this Second Amendment. From and after May 1, 2007 through April 30, 2012, Tenant shall pay Base Rent for the Premises in the following amounts:

Time Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
May 1, 2007 through April 30, 2008	$15.50	$293,926.50	$24,493.88	*
May 1, 2008 through April 30, 2009	$16.00	$303,408.00	$25,284.00
May 1, 2009 through April 30, 2010	$16.50	$312,889.50	$26,074.13
May 1, 2010 through April 30, 2011	$17.00	$322,371.00	$26,864.25
May 1, 2011 through April 30, 2012	$18.00	$341,334.00	$28,444.50

During the Second Extended Term, Tenant shall also continue to pay Additional Rent and any other sums of money that become due pursuant to the Lease. Tenant shall pay all such Rent at the applicable times and place and in the manner provided in the Lease.

*	Base Rent for the Premises shall be conditionally abated during the first three (3) months of the Second Extended Term. Commencing on August 1, 2007, Tenant shall make Base Rent payments as otherwise provided in the Lease. Notwithstanding such abatement of Base Rent, (a) all other sums due under the Lease, including Additional Rent, shall be payable as provided in the Lease, and (b) any increases in Base Rent set forth in the Lease or in this Second Amendment shall occur on the dates scheduled therefor.

Abatement of Base Rent is conditioned upon Tenant’s full and timely performance of its obligations under the Lease. If Tenant defaults under or breaches any of the provisions of the Lease, then abatement of Base Rent shall immediately become void, and Tenant shall promptly pay to Landlord, in addition to all other amounts due to Landlord under the Lease, the full amount of all Base Rent herein abated.

5. Option to Terminate. Tenant shall have the one-time option (“Termination Option”) to terminate the Lease Term, said termination to be effective on April 30, 2010 (the “Proposed Termination Date”), if Tenant strictly complies with all of the following early termination requirements:

(a) Upon the date of the Termination Notice (defined below), and upon the Proposed Termination Date, (i) Tenant must not then be in default under the Lease, and no breach or other event shall have occurred which, with the giving of notice or passage of time to cure, or both, will constitute a default by Tenant under the Lease, and (ii) there shall have been no assignment or delegation of Tenant’s interest in the Lease or any of Tenant’s rights or obligations under the Lease, and there shall have been no subletting of all or any part of the Premises.

(b) No less than three hundred sixty five days (365) days prior to the Proposed Termination Date, Tenant must provide written notice (the “Termination Notice”) to Landlord of Tenant’s exercise of this Termination Option. Time is of the essence in connection with this Termination Option.

(c) Tenant must comply with all provisions of the Lease with respect to the termination of the Lease and surrender of the Premises.

(d) Tenant shall pay to Landlord in cash on or before the Proposed Termination Date a sum of money equal to One Hundred Eight Thousand and No/100 Dollars ($108,000.00).

Any provision of the Lease which is intended to survive the expiration or termination of the Lease shall survive the Proposed Termination Date above.

6. Extension Option. Tenant shall have a one-time option to extend the Lease Term for a five (5) year period, as set forth on Exhibit A attached hereto and made a part hereof.

7. Additional Rent. Section 3.02(a)(i) is modified to state its entirety: “(i) all taxes, assessments, and governmental charges of any kind and nature whatsoever levied or assessed against the Building, including without limitation margin taxes on revenue or income derived from the Building, but excluding penalties, interest and attorney’s fees assessed for non-payment of rent;”.

8. Parking. Tenant shall have the same parking rights during the Second Extended Term as during the First Extended Term, provided that Tenant and Tenant’s employees and invitees shall not park on the streets located along the Building and/or parking garage.

9. As-Is, Where-Is. Tenant agrees that it currently occupies the Premises and accepts the Premises for the Second Extended Term in its “as-is, where-is” condition, and any improvements to the Premises shall be at Tenant’s sole cost and expense.

10. Brokers. Tenant warrants that it has had no dealings with any broker or agent in connection with the negotiation or execution of this Second Amendment other than Oxford Commercial, Inc. (“Landlord’s Broker”), whose rights to a commission to be paid by Landlord are governed by a separate written agreement with Landlord, and CB Richard Ellis (“Tenant’s Broker”), whose rights to a commission to be paid by Landlord’s Broker are governed by a separate written agreement with Landlord’s Broker. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, costs, expenses or liabilities, including reasonable attorneys’ fees, for commissions or other compensation claimed by any broker or agent other than Landlord’s Broker with regard to this Second Amendment as a result of any dealings with Tenant or claiming by or through Tenant.

11. Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that (a) Tenant is currently in compliance with and shall at all times during the Lease Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on the OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order No. 13224 Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism (the “Executive Order”)), or other governmental action relating thereto; and (b) Tenant is not, and will not be, a person with whom Landlord is restricted from doing business under the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act), H. R. 3152, Public Law 107-56 and the Executive Order and the regulations promulgated thereunder and including persons and entities named on the OFAC Specially Designated Nations and Blocked Persons List.

12. Counterpart Execution. This Second Amendment may be executed in multiple counterparts, each of which shall be fully effective as an original, and which together shall constitute only one (1) instrument.

13. Landlord’s Address. Landlord’s address for notice as set forth in the Basic Lease Provisions of the Lease is hereby modified to read in its entirety:

Behringer Harvard Terrace LP

15601 Dallas Parkway, Suite 600

Addison, Texas 75001

Attention: Asset Manager

Facsimile: (214)655-1610

With copy to: The Terrace

2801 Via Fortuna, Suite 525

Austin, Texas 78746

Attn: John Vineyard

14. No Default. Tenant acknowledges that as of the date hereof, Landlord has performed all of its obligations under the Lease, Landlord is not in default under the Lease, and Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or relating thereto.

15. Limitation of Liability. Any liability of Landlord to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the Lease or any matter relating to the occupancy or use of the Premises and/or the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefore.

16. Miscellaneous. Unless amended herein, all other provisions of the Lease shall continue in full force and effect and are in all respects ratified and confirmed hereby, provided, however, that nothing in this Second Amendment shall be deemed a waiver or release of any unperformed obligations of Tenant under the Lease, including, without limitation, any delinquent rentals or other delinquent payments payable by Tenant under the Lease.

17. Confidentiality. Tenant will keep confidential a) the terms of this Second Amendment, and b) all written and verbal negotiations and communications with Landlord in connection with this Second Amendment (collectively, “Confidential Information”), and Tenant will not disclose or make available any Confidential Information to any other tenant in the Building or to any other person or entity, except to Tenant’s accountants, brokers, attorneys, and other agents for the purpose of providing advice to Tenant in connection with the Confidential Information and who agree to preserve the confidential nature of the Confidential Information.

[signatures on following page]

Landlord and Tenant have executed and delivered this Second Amendment effective as of the date and year first written above.

LANDLORD:

BEHRINGER HARVARD TERRACE LP, a Texas limited partnership

By: HPT Management Services LP,
a Texas limited partnership,
its Property Manager

By:	/s/Robert H. Thomas

Name:	Robert H. Thomas, Jr.

Title:	Asset Manager

TENANT:

NEWGISTICS, INC., a Delaware corporation

By:	/s/ Michael Twomey

Name:	Michael J. Twomey

Title:	CFO

EXHIBIT A

EXTENSION OPTION

Provided that, at the time of Tenant’s election to exercise this Extension Option and upon the commencement of the Third Extended Term (defined below), this Lease is in full force and effect and there is no outstanding and uncured failure of Tenant to perform any of its obligations under this Lease, and Tenant is occupying the entire Premises at the time of such election, Tenant may elect to extend the Lease Term for one additional period of five (5) years (“the “Third Extended Term”), which extension may be exercised only by delivering written notice of the exercise thereof to Landlord not earlier than nine (9) months nor later than six (6) months before the expiration of the Lease Term. The Base Rent payable for each month during such Third Extended Term shall be Landlord’s estimate of the prevailing base rental rate (the “Prevailing Rental Rate”), at the commencement of such Third Extended Term, for extensions or renewals of space in the Building of equivalent quality, size, utility and location, with the length of the extended term and the credit standing of the tenant to be taken into account, provided, however, that the monthly Base Rent payable during the Third Extended Term shall not be less than the monthly Base Rent due under the Lease for the month immediately preceding the beginning of the Third Extended Term. Within thirty (30) days after receipt of Tenant’s notice to extend, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any. Tenant shall, within ten (10) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then both parties will be bound to extend the term of the Lease, and within thirty (30) days of Tenant’s notification, Landlord and Tenant shall execute an amendment to this Lease extending the Lease Term on the then-applicable terms provided in this Lease, except as follows:

(a) Base Rent shall be adjusted to the Prevailing Rental Rate;

(b) Tenant shall have no further renewal or extension option unless expressly granted by Landlord in writing;

(c) Landlord shall lease the Premises to Tenant for the Third Extended Term in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements; and

(d) Tenant shall pay for the parking spaces which it is entitled to use at the rates from time to time charged to patrons of the parking garage and/or any other parking area associated with the Building during the Third Extended Term (plus all applicable taxes).

If Tenant rejects Landlord’s determination of the Prevailing Rental Rate within the ten (10) day period set forth above, or fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant’s rights under this Exhibit shall terminate and Tenant shall have no right to extend the Lease Term.

Tenant’s rights under this Exhibit shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease or sublets any portion of the Premises, or (3) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or creditworthiness has materially deteriorated since the date of this Lease. Tenant’s rights under this Exhibit are personal to Tenant, and may not be transferred or assigned, in whole or in part, to any third party by assignment, subletting or otherwise, and any attempted assignment or transfer in violation hereof shall be null and void and of no force and effect.